Exhibit 99.1

July 9, 2004

Dr. J. Robert Beyster

Chairman of the Board

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

1241 Cave Street

La Jolla, California 92037

Dear Bob:

In conjunction with your retirement from the SAIC Board of Directors on July 16, 2004, the Board wants to honor you and recognize your visionary leadership, your contributions to the Company and your commitment to employee ownership. To that end, the Company will make a $4 million contribution in your name to the Beyster Institute for Entrepreneurial Employee Ownership in 2004 for the purpose of creating a lasting legacy in your honor.  In addition, the Company will also provide the Foundation for Enterprise Development with a donation of $150,000 per year for a period of 5 years.

In addition, the Board wishes to provide you with the following special benefits upon your retirement from SAIC:

1.	You and Betty Beyster will be provided with lifetime medical, dental, vision and life insurance coverage equivalent to that generally provided to the employees of the Company.

2.	Ownership of the company car used by you will be transferred to you in 2004.

3.	You and Betty Beyster will have lifetime privileges with SAIC Travel for booking personal travel.

4.

At the conclusion of your service on the SAIC Board of Directors, the Company will provide you with a quarterly retainer of $52,000 in return for your availability to provide consulting services of up to one day per week through January 28, 2005.  Your retainer for a partial quarter will be based on one day per week at your current daily base salary.  In order to facilitate the process of archiving your office files you will continue to have access to your office in the Company’s Cave Street facility through January 28, 2005.

5.

The Company will continue the indemnification protection you currently receive pursuant to Article Fifteenth of SAIC’s Restated Certificate of Incorporation, which requires the Company to indemnify you to the fullest extent authorized or permitted under Delaware law. These indemnification rights continue after you have ceased to be a director or officer of the Company and inure to the benefit of your heirs, executors and administrators. If the Company enters into indemnification agreements with its directors and/or officers, the Company commits to enter into a comparable indemnification agreement with you. In addition, the Company agrees to indemnify you, to the fullest extent permitted at law, for claims or liabilities arising from your services to the Company as a consultant pursuant to paragraph 4 above.

6.

With respect to the possible sale by you of a significant portion of your SAIC stock, the Company has provided you with the same opportunity to register your stock with the SEC for sale in the limited market as provided to other directors and executive officers. With respect to the possible repurchase of your stock after you are no longer affiliated with SAIC as a director, executive officer or employee, SAIC will treat you in a comparable manner to other directors, executive officers and employees. In that regard, although under no legal obligation to do so, SAIC has a long-standing practice of repurchasing the stock from a former director, officer or employee after such person’s affiliation with SAIC terminates (unless the person has entered into an alumni agreement with the Company).

We are pleased to recognize your more than 35 years of service to the Company through the above benefits. We further believe the contribution described above will provide significant resources for furthering the efforts of the Beyster Institute, besides providing a lasting legacy in your honor.  If you are willing to accept the special benefits described in this letter, please indicate your agreement by signing in the space indicated below then return the signed letter to me at your convenience.

With regards,

/s/ Tom Young

Tom Young
Lead Director

Concur:	/s/ J.R. Beyster	7/12/04
	J.R. Beyster	Date